Exhibit 10.29

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Notice of Director Nonqualified Stock Option Grant

Director:

Pursuant to the attached Director Nonqualified Stock Option Agreement, you have been granted a nonqualified stock option to purchase registered shares of Foster Wheeler AG, a Swiss company (the “Company”) as follows:

Date of Grant:	[March , 2013]

Exercise Price Per Share:	The greater of US dollars (USD) per Share or the par value of a Share (as such par value is defined in Article 4 of the Company’s Articles of Association), denominated in Swiss francs (CHF) on the date of delivery of the Share

Total Number of Shares Subject to this Option:	registered shares

Type of Option:	Nonqualified Stock Option

Expiration Date:	Seventh (7th) anniversary of the Grant Date

Vesting/Exercise Schedule:	So long as you provide continuous service to the Company or any Affiliate, and except as otherwise set forth in Section 5 of the Option Agreement, the Shares underlying this Option shall vest and become exercisable on the first (1st) anniversary of the Grant Date.

Termination Period:

Following your termination of service with the Company and all its Affiliates, the Option may be exercised, but only as to Shares that were vested on the date of such termination, through the Expiration Date set forth above; provided, however, the Option may terminate as of an earlier date in connection with certain events as set forth in the Plan and in Section 5 of the Option Agreement.

You are responsible for keeping track of the periods during which the Option may be exercised, including those periods that apply following your termination of service with the Company and all its Affiliates for any reason. The Company will not provide further notice of such exercise periods.

Transferability:	Unless otherwise provided in the Option Agreement or the Plan, this Option may not be transferred.

Pursuant to the Foster Wheeler AG Omnibus Incentive Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth herein, you have been granted as of the date set forth above an option (the “Option”) to purchase registered shares of Foster Wheeler AG on the terms and conditions set forth in the attached Director Nonqualified Stock Option Agreement (the “Option Agreement”).

You must accept this Option by responding to the cover e-mail to which this Option is attached in accordance with the instructions contained in the e-mail. If you do not accept this Option, you will have no further rights or obligations under this Option Agreement, and will not be eligible to receive any other grants in lieu of this Option. However, failing to accept this Option will not affect any other grants you may have previously received, or may receive in the future, under the Plan.

If you accept this Option, you will be bound by and agree to all terms of the Option Agreement. In addition, you agree and acknowledge that your rights to any Shares underlying the Option vest only as you provide services to the Company or its Affiliates over time, that the grant of the Option is not as consideration for services you rendered to the Company or its Affiliates prior to your Date of Grant, and that nothing in the Option Agreement or the documents attached or provided herewith confers upon you any right to continue your service relationship with the Company or its Affiliates for any period of time, nor does it interfere in any way with your right or the Company’s (or its Affiliates’) right to terminate that relationship at any time, for any reason, with or without cause.

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Director Nonqualified Stock Option Agreement

1. Grant of Option. Foster Wheeler AG, a Swiss company (the “Company”), hereby grants to the Director (“Optionee”) whose name is set forth in the Notice of Director Nonqualified Stock Option Grant (the “Notice”), an option (the “Option”) to purchase the total number of registered shares (the “Shares”) subject to the Option, set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”), subject to the terms, definitions and provisions of the Foster Wheeler AG Omnibus Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Director Nonqualified Stock Option Agreement (the “Option Agreement”) by reference. Unless otherwise defined in this Option Agreement (including, for the avoidance of doubt, definition by incorporation through Section 6 of this Option Agreement), the terms used in this Option Agreement and the Notice shall have the meanings defined in the Plan; provided, however, that the term “Shares” as defined above shall be interpreted to refer to the specific number of shares set forth in the Notice but shall otherwise have the meaning set forth in the Plan. The Company and Optionee shall be deemed to have agreed to this Option Agreement upon Optionee’s acceptance of this Option, as set forth in the Notice.

2. Designation of Option. This Option is intended to be a Nonqualified Stock Option.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 5 of this Option Agreement as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a registered share.

(ii) In the event of Optionee’s death, Disability, or other termination of service, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by delivering to the Company a written Notice of Exercise (containing substantially the information described in Exhibit A hereto, and substantially in the form attached as Exhibit A, or in any other form acceptable to the Committee) which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Committee in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by payment of the Exercise Price. Swiss law requires the execution of a specific form of exercise notice for Shares to issue out of the conditional capital of the Company. By signing this Agreement, you appoint the Company’s

Secretary and each of its Assistant Secretaries your proxy with the right of substitution to execute and deliver the requisite form of exercise notice at or about the time you provide the Company a Notice of Exercise.

(ii) For the sole purpose of enabling electronic trading of the awarded Shares on the NASDAQ Global Select Market, Optionee shall assign and transfer the awarded Shares to Cede & Co., the Nominee of the Depository Trust Company, a US clearing agency. Such assignment and transfer shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Committee in its discretion to constitute adequate delivery. The foregoing assignment and transfer will not adversely affect Optionee’s beneficial ownership of, or ability to trade, the awarded Shares.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board, or other Applicable Laws. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares. The Company may postpone issuing and delivering any Shares for so long as the Company reasonably determines to be necessary to satisfy the following:

(A) its completing or amending any securities registration or qualification of the Shares or its or the Optionee’s satisfying any exemption from registration under any federal or state law, rule or regulation;

(B) its receiving proof it considers satisfactory that a person seeking to exercise the Option after the Optionee’s death is entitled to do so;

(C) the Optionee complying with any requests for representations under the Plan;

(D) the Optionee complying with any federal, state, or local tax withholding obligations; and/or

(E) its compliance with the restrictions of Code Section 409A to the extent applicable, including any regulations issued pursuant thereto, including the Committee’s right to amend any provision of this Option Agreement to the extent necessary to comply with Code Section 409A.

4. Method of Payment. Payment of the Exercise Price (in US dollars) shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash or cashier’s check;

(b) through a cashless (broker-assisted) exercise; or

(c) a combination of paragraphs (a) and (b) immediately above.

5. Termination of Relationship; Vesting Acceleration on Certain Events. Following the date of the Optionee’s termination of service for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. The Committee has the discretion to determine the Optionee’s Termination Date for purposes of the Option. To the extent that Optionee is not vested in the Shares as of his or her Termination Date, the Option shall terminate as to unvested Shares as of the Termination Date. If Optionee does not exercise this Option as to vested Shares prior to the earlier of the Expiration Date of the Option as set forth in the Notice or the relevant dates specified below in this Section 5, the Option shall terminate in its entirety. In no event may the Option be exercised as to any Shares after the Expiration Date of the Option as set forth in the Notice.

(a) Termination as a Result of Death or Disability. In the event of the Optionee’s termination of service as a result of his or her death or Disability, any unvested Shares under the Option shall immediately become fully vested and exercisable and all remaining Shares subject to the Option shall remain exercisable until the earlier of:

(i) the Expiration Date; or

(ii) the one (1) year anniversary of the day the Optionee terminates service due to death or Disability.

In the event of the Optionee’s death, the Optionee’s beneficiary or estate may exercise the vested Shares under the Option.

(b) Termination for Cause. In the event the Optionee’s service is terminated for Cause, all unvested Shares under the Option and all unexercised, vested Shares under the Option shall expire immediately, be forfeited and considered null and void, and the provisions of Section 9 of this Agreement shall control.

(c) Termination—General. In the event of the Optionee’s termination of service other than as a result of Optionee’s death, Disability or Cause and occurring other than during a Change in Control Period, the vesting of the Option shall accelerate such that Optionee shall be vested in and able to exercise the Option as of the Termination Date as to that number of Shares subject to the Option that equals the product of:

(i) the total number of Shares subject to the Option, times

(ii) a ratio, the numerator of which is the total number of months of service from the Grant Date to the end of the month in which the date of your termination of service occurs, and the denominator of which is twelve (12), rounded to the nearest whole number.

The remaining portion of the unvested and unexercisable Option which is not accelerated for vesting purposes shall be immediately forfeited.

Example: The following example is included merely for demonstrative purposes.

Ann, a director, is granted 1,000 Shares subject to the Option on March 4, 2011. She will vest 100% in her Option on March 4, 2012. Ann subsequently announces her termination of service effective August 18, 2011.

As of August 18, 2011, Ann will immediately vest in unvested Shares underlying the unvested Option equal to the amount of 500 (equal to 1,000 Units multiplied by 6 (i.e., 6 months of service from March 4, 2011) divided by 12.

All vested Shares under the Option (including those which become immediately vested pursuant to this paragraph (c)) shall remain exercisable until the earlier of:

(A) the Expiration Date; or

(B) the date which is thirty (30) days after the day the Optionee terminates service for reasons other than as a result of Optionee’s death, Disability or Cause; provided, however, that in the event that applicable securities law (including Section 306 of the Sarbanes-Oxley Act), a rule or listing requirement of the principal stock exchange on which the Company’s Shares are listed, or the Company’s blackout or stock trading policy prohibits the Optionee from trading in Shares (collectively, a “Blackout”) during any portion of the 30-day exercise period, then the running of such 30-day exercise period shall be suspended until the first date on which the Blackout is lifted by the Company as it relates to the Optionee, or in the opinion of the Company’s legal counsel or legal compliance officer, the Blackout no longer applies, but in no event shall such Option be exercisable after the Expiration Date.

(d) Change in Control Acceleration. In the event of the Optionee’s termination of service during a Change in Control Period and other than as a result of the Optionee’s death, Disability or Cause, any unvested Shares under the Option shall immediately become fully vested and exercisable as of the date of such termination and all remaining Shares subject to the Option shall remain exercisable through the earlier of the Expiration Date or the date which is three (3) years after the date of such termination of service, provided, however, that if the Optionee is a party to an Other Agreement and such Other Agreement contains provisions regarding the vesting or forfeiture of stock options upon such termination during a Change in Control Period (or the substantial equivalent of any of the foregoing) in a manner consistent with Article 18 of the Plan, the unvested portion of the Option shall vest or be forfeited in accordance with the terms of the Optionee’s Other Agreement. Notwithstanding the foregoing, in connection with a Change in Control, the Optionee shall receive the greater of the benefits provided under Article 18 of the Plan or any such Other Agreement to which the Optionee is a party, without duplication.

(e) Other Termination Events. Notwithstanding anything to the contrary contained in this Option Agreement, the Option will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 9 of this Agreement shall control.

6. Relation of Other Agreement(s) to Option. As an express condition to acceptance of this Option, subject to the special exception provided under Section 5(d) of this Option Agreement (which governs a Change in Control situation), Optionee agrees that:

(a) Except to the extent Optionee is or subsequently becomes a party to an Other Agreement (which, for the avoidance of doubt and for purposes of this Agreement, is as defined in the Plan), the only vesting and lapse of forfeiture restriction provisions that govern the Option under this Option Agreement are set forth in Section 5 of this Option Agreement;

(b) To the extent that the vesting and lapse of forfeiture restriction provisions of this Agreement or the Plan’s terms are inconsistent with an Other Agreement, the provisions of Optionee’s Other Agreement shall govern and control, subject to the special exception provided under Section 5(d) of this Option Agreement (which governs a Change in Control situation); and

(c) Except as expressly provided in paragraph (b) above, the terms of any Other Agreement shall in no way alter or amend, or provide additional rights or benefits, under the Option governed by this Option Agreement.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

8. Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee shall:

(a) adjust proportionately the number of Shares covered by the Option and the Exercise Price for any increase or decrease in the number of issued and outstanding registered shares resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding registered shares of the Company effected without the receipt of consideration by the Company;

(b) if the Company is a participating corporation in any merger or consolidation and provided the Option is not terminated upon consummation of such merger or consolidation, modify such Option to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the unexercised portion of this Option would have been entitled upon such consummation; and

(c) for the avoidance of doubt, make any other adjustments, modifications, replacements, or exchanges permitted by the Plan, including without limit, the Plan’s Articles 18 and 19.

Notwithstanding anything to the contrary, such adjustments by the Committee shall be final, binding and conclusive.

9. Forfeiture Events. Upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), Optionee, without any further action by the Company or Optionee, shall forfeit, as of the first day of any such Forfeiture Event:

(a) all rights and interest to this Option;

(b) any Shares issued upon exercise of the Option then owned by or for the benefit of the Optionee; and

(c) any and all profits realized by the Optionee, on an after-tax basis, pursuant to any sales or transfer of any Shares previously subject to the Option within the six (6) month period prior to the date of such Forfeiture Event.

Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions and other documents implementing the above-described forfeiture to its transfer agent, Cede & Co., the depository or any of its nominees, and/or any other person with respect to this Option and the Shares, and the Company further shall be entitled to reimbursement from the Optionee of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 9. By accepting this Option Grant, the Optionee hereby consents to a deduction from any amounts the Company owes to Optionee from time to time (including amounts owed to the Optionee as compensation as well as any other amounts owed to Optionee by the Company), to the extent of any amounts that the Optionee owes to the Company under this Section 9. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Optionee owes to the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company. The Optionee hereby grants the Company a proxy on his or her behalf, and the Optionee hereby agrees to execute any documents necessary or appropriate to carry out the foregoing.

10. US Tax Consequences. Below is a brief summary as of the date of this Option of certain United States federal tax consequences of exercise of this nonqualified stock option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES. There may be a regular federal (and state) income tax liability upon Optionee’s exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Shares issued upon exercise of this Option are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes.

11. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Option Agreement, and, for the avoidance of doubt, in the event this Option Agreement does not address an issue addressed by the Plan, the Plan terms and provisions shall prevail.

12. Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, to the Option and the Option Agreement (including the Notice). The Company agrees, and Optionee agrees as a condition to acceptance of the Option, to submit to the jurisdiction of the courts located in the jurisdiction in which the Optionee provides, or most recently provided, his or her primary services to the Company.

13. Data Protection. Optionee acknowledges and agrees (by executing this Option Agreement) to the collection, use, processing and transfer of certain personal data as described in this Section 13. The Optionee understands that he or she is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Optionee understands that his or her failure to provide such consent may affect his or her ability to participate in the Plan. The Optionee understands that the Company may hold certain personal information about the Optionee, including his or her name, social security number (or other tax identification number), salary, nationality, position title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of its Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Optionee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Option on the Optionee’s behalf by a broker or other third party with whom the Optionee may elect to deposit any Shares subject to the Option acquired pursuant to the Plan. The Optionee understands that he or she may, at any time, review Data with respect to the Optionee and require any necessary amendments to such Data. The Optionee also understands that he or she may withdraw the consents to use Data herein by notifying the Company in writing; however, the Optionee understands that by withdrawing his or her consents to use Data, the Optionee may affect his or her ability to participate in the Plan.

14. Service Matters. The award of this Option does not form part of Optionee’s entitlement to remuneration or benefits in terms of his or her services to the Company. Optionee’s terms and conditions of service are not affected or changed in any way by this Option or by the terms of the Plan or this Option Agreement. No provision of this Agreement or of the Option granted hereunder shall give the Optionee any right to continue in the service of the Company or any Affiliate, create any inference as to the length of service of the Optionee, affect the right of the Company or any Affiliate to terminate the service of the Optionee, with or without Cause, or give the Optionee any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. Optionee acknowledges and agrees (by executing this Agreement) that the granting of Options under this Agreement are made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further Option awards in the future. Further, the Options set forth in this Agreement constitute a non-recurrent benefit and the terms of this Agreement are only applicable to the Options distributed pursuant to this Agreement.

15. Tax Provisions Applicable to Non-US Persons. This Section 15 shall apply to Optionee if he or she is resident in and/or subject to the laws of a country other than the United States at the time of grant of this Option and during the period in which he or she holds this Option or the Shares issued pursuant thereto.

(a) Applicable if Optionee is not a US person (including as to UK persons): Optionee hereby agrees to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and national insurance or social security contributions arising on the grant of the Option, vesting of the Shares or the exercise of the Option.

(b) Applicable if Optionee is a UK person: Where any obligation to pay income tax or national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from Optionee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to Optionee; or

(ii) withholding from the issuance to Optionee of that number of Shares (otherwise to be acquired by Optionee on exercise of the Option) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

16. Severability. In the event that any provision of this Option Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Option Agreement, and this Option Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

17. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

18. Amendment of Nonqualified Stock Option. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect Optionee’s rights under this Option Agreement without his or her consent.

19. Representations. As a condition to Optionee’s receipt of this Option, Optionee represents and warrants the following:

(a) Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Option;

(b) Optionee is acquiring the Option and the Shares subject thereto for investment only for his or her own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law;

(c) Optionee understands that neither Option nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon his or her investment intent as set forth above;

(d) Optionee further understands that prior to any resale by him or her of the Shares acquired upon exercise of this Option without registration of such resale in relevant State jurisdictions, the Company may require him or her to furnish the Company with an opinion of counsel acceptable to the Company that he or she may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e) Optionee understands that the Company is under no obligation to assist him or her in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f) Optionee further agrees that as a condition to exercise of this Option, the Company may require him or her to furnish contemporaneously dated representations similar to those set forth in this Section 19.

EXHIBIT A

FOSTER WHEELER AG OMNIBUS INCENTIVE PLAN

Exercise Notice of Options of Foster Wheeler AG

Date:	[Date]

From:	[Name, Address, e-mail]

To:	Foster Wheeler AG
c/o Foster Wheeler Inc. Perryville Corporate Park 53 Frontage Road PO Box 9000 Hampton, NJ 08827-9000

Ladies and Gentlemen,

I herewith exercise [number of options] granted to me in the Nonqualified Stock Option Grant dated [date of award agreement] under the [name of plan] which entitle me to [number of shares, which number should be equal to the number of options set forth above] registered shares of Foster Wheeler AG with a par value of ☒ Swiss francs (CHF).

I unconditionally subscribe for the number of registered shares as stated above and undertake to pay the exercise price of [exercise price] US dollars (USD) per share as stated in the respective plan and/or agreement.

I request that Foster Wheeler AG deliver [number of shares] out of its conditional capital according to Article 5 of its Articles of Association after the receipt of my payment and I herewith assign and transfer these shares to Cede & Co. in its capacity as Nominee of the Depository Trust Company, New York City, in order to and with the sole purpose of enabling the electronic trading of the aforementioned shares on the NASDAQ Global Select Market.

Yours sincerely,

[Name]